Exhibit 18.1
April 14, 2008

Mr. Allen A. Spizzo
Vice President and Chief Financial Officer
1313 North Market Street
Wilmington, DE   19894-0001

Dear Mr. Spizzo:

As stated in Note 5 to the financial statements of Hercules Incorporated (“the Company”) for the three months ended March 31, 2008, the Company changed its method of accounting for its qualified defined-benefit pension plans in the United States and the United Kingdom by changing the basis for the determination of the “market-related value” of plan assets from a smoothed value to the “fair value” and a reduction in the amortization period for gains and losses in excess of the “corridor” from a period representing the average remaining service period of active employees to immediate recognition in the subsequent year.  Further, the concepts underlying this change in accounting are more closely aligned with the market premise acknowledged by the Financial Accounting Standards Board (“FASB”) in its deliberations resulting in the issuance of Statement of Financial Accounting Standards No. 87, “Employers Accounting for Pensions.”  Also as stated in Note 5, the newly adopted accounting principle is preferable in the circumstances because it will provide for a more meaningful representation of the cost of its plans as well as its performance in managing the associated economic costs.  At your request, we have reviewed and discussed with you the circumstances and the business judgment and planning that formulated your basis to make this change in accounting principle.

It should be understood that criteria have not been established by the FASB for selecting from among the alternative accounting principles that exist in this area.  Further, the American Institute of Certified Public Accountants has not established the standards by which an auditor can evaluate the preferability of one accounting principle among a series of alternatives.  However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, we concur with management’s judgment that the newly adopted accounting principle described in Note 5 is preferable in the circumstances.  In formulating this position, we are relying on management’s business planning and judgment, which we do not find to be unreasonable.  Because we have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2007, we express no opinion on the financial statements for the three months ended March 31, 2008.

Very truly yours,

/s/ BDO Seidman, LLP